                   [GREGORY, SHARER & STUART, P.A. LETTERHEAD]

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use of our reports dated March 10, 2006, with respect to the balance sheet of Sendtec, Inc. as of December 31, 2005, and the related statements of operations, stockholder's equity, and cash flows for the year then ended and for the four month period from September 1, 2004 to December 31, 2004, and to the statements of operations, stockholders' equity, and cash flows for the eight month period from January 1, 2004 to August 31, 2004, which reports appear in the Registration Statement on Form SB-2, dated March 20, 2006, filed by RelationServe Media, Inc.

GREGORY, SHARER & STUART, P.A.

/s/ Gregory, Sharer & Stuart, P.A.

St. Petersburg, Florida
March 20, 2006